Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 5, 2010, relating to the 2009 consolidated statements of operations, stockholders’ equity and cash flows of Oncothyreon Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Oncothyreon Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Seattle, Washington
March 9, 2012